EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces First-Quarter 2009 Financial Results

SPOKANE, Wash., April 29, 2009 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCBB:NBCT), the bank holding company for Inland Northwest Bank (the "Bank" or "INB"), today reported financial results for the quarter ended March 31, 2009.

Due to a $950 thousand increase in the provision for potential loan losses, net income from operations for the first quarter of 2009 was a loss of $256 thousand, compared to a profit of $440 thousand reported for the first quarter of 2008. After payment of $88 thousand of preferred dividends to the U.S. Department of the Treasury under its Capital Purchase Program, the net income available for common shareholders was a negative $344 thousand.

Earnings per diluted share available for common shareholders for the first quarters of 2009 and 2008 were -$0.15 and $0.18, respectively. Return on average assets for the year-to-date 2009 and 2008 was -0.26% and 0.50%, respectively, and return on average equity was -3.20% and 6.35%, respectively.

Randall L. Fewel, President & CEO of both the Company and the Bank, said "While first quarter results are disappointing when compared to the first quarter of last year, they are an improvement over the fourth quarter of 2008. There were several encouraging signs in the first quarter, starting in mid-February, that cause us to be optimistic that the Company will once again start generating a profit later this year."

Fewel said activity in INB's mortgage department has picked up significantly and non-performing assets decreased by $2.2 million, or 11.8%, since year-end, to $16.6 million. Non-performing assets now represent 4.16% of total assets, compared to 4.70% at year-end, and the Loan Loss Reserve increased by $716 thousand, 15.1%, during the quarter, to $5.45 million. The Loan Loss Reserve on March 31, 2009 equaled 1.62% of gross loan totals, compared to 0.98% at the end of March 2008 and 1.40% on December 31, 2008.

Core deposits, which do not include certificates of deposit of $100,000 or more, increased $21.2 million, or 9.2%, during the first quarter versus year-end, and the increase came in non-interest bearing demand deposits, which were up $21.6 million, or 46.1%, during the first quarter.

"We are proud of the fact that our new branch in Spirit Lake, Idaho, which opened in December 2007, achieved break-even after just fifteen months, and our new branch in Hayden, Idaho, which opened in November 2007, is close to break-even after sixteen months," Fewel said. "Our new branch on Francis Avenue in north Spokane, which opened in June 2008 as a replacement to our grocery store branch on Indian Trail Road, has increased its number of checking and savings accounts by 21% already and the amount of deposits in those accounts are up 70%. In addition, our new branch in Airway Heights, Washington, which opened in December 2008 and also replaced a grocery store branch, in just four months has increased its number of checking and savings accounts by 4% and the amount of deposits by 7%."

Fewel went on to say, "Due to two consecutive quarters of losses, the Board of Directors has deferred making any decision on the payment of a cash dividend until later in the year. The Board will carefully weigh the desire to reward our shareholders against the need to preserve capital in these challenging times. No assurances can be made at this time that the Company will issue a cash dividend in 2009."

Company assets on March 31, 2009 were $399.2 million, a decrease of $1.0 million, or 0.3%, compared to December 31, 2008 and an increase of $47.5 million, or 13.5%, compared to March 31, 2008. Deposits at March 31, 2009 were $331.4 million and net loans, including loans held for sale, were $334.8 million. Deposits increased $15.4 million, or 4.9%, when compared to year end, and $42.0 million, or 14.5%, when compared to the first quarter of 2008. Net loans, including loans held for sale, decreased $636 thousand, or -0.2%, since year-end and increased $43.1 million, or 14.8%, year-over-year.

Comparing the first three months of 2009 to the same period in 2008, net interest income declined by $67 thousand and non-interest income improved by $264 thousand. Revenue for the Company, defined as net interest income plus non-interest income, increased by 5.2% to $3.97 million in the first quarter from $3.77 million in the same quarter last year. Included in non-interest income in the current quarter, however, is $145 thousand in life insurance proceeds from the death of a key employee. Taking out the life insurance proceeds, revenue would have increased by 1.4% year-over-year.

Net interest income as a percent of average earning assets (the net interest margin, or "NIM") is down significantly, year-over-year, with the NIM for the first three months of 2009 reporting at 3.41%, compared to 3.92% for the same period last year. The reduction in NIM is the result of Bank assets (primarily loans) re-pricing more quickly than Bank liabilities (primarily deposits) in a declining interest rate environment.

The Bank added $1.10 million to its Allowance for Loan and Lease Losses ("ALLL") during the first quarter of 2009. This compares to $150 thousand during the same quarter last year. Net charge-offs in the first quarter of 2009 were $464 thousand, or 0.54% of average gross loans, compared to $38 thousand, or 0.05% of average gross loans, in the first quarter of 2008.

The Bank's $16.6 million of non-performing assets consist of approximately $14.0 million of non-accrual loans and $2.6 million of foreclosed assets. Of the $14.0 million in non-accrual loans, management believes $4.9 million is well protected by collateral and is expected to be paid in full. The Bank is proceeding with a workout agreement on a $1.5 million loan to a local borrower that is expected to bring the loan current in six months. Three loans totaling $2.5 million are in the process of foreclosure and the collateral is expected to cover substantially all of the outstanding balance. Allocations in the ALLL have been specifically made to cover any deficiency of collateral. The non-accrual loans comprising the remaining $5.1 million are in various stages of collection or legal action. In all cases, there is some collateral protection for the loans and each loan has been carefully analyzed for risk of loss and specific reserves have been established to protect the Bank.

The $2.6 million in foreclosed assets represents five single-family homes. Three of the homes are attractively priced and are currently listed with a realtor. Management believes these three homes can be successfully marketed in the next six months with no additional loss. One of the remaining homes is a high-end property where construction is substantially complete and the majority of the loan has been sold to a participating bank. The final property is under contract for sale "as is" and is expected to close in about sixty days with no additional loss.

Non-interest expense was $3.31 million during the first quarter 2009, representing a $355 thousand increase, or 12.0%, over the same quarter in 2008. Most of the year-over-year increase is due to occupancy costs of $102 thousand associated with an upgrade in branch facilities, increased FDIC insurance premiums of $65 thousand, consulting costs of $61 thousand relating to process improvements at the Bank, and legal fees and other costs of $28 thousand associated with collection efforts on foreclosed real estate and troubled loans.

Total shareholders' equity in the Company grew to $37.1 million in the first quarter due to the sale of $10.5 million in preferred stock to the U.S. Treasury under the Capital Purchase Program. Total equity on December 31, 2008 was $26.9 million. The Bank's ratio of total capital to risk weighted assets was 12.51% at quarter end versus 11.02% at the end of the same quarter in 2008 and 10.46% on December 31, 2008. The Federal Deposit Insurance Corporation (the "FDIC") requires this ratio to be at least 10.0% to earn the FDIC's highest capital rating of "well capitalized." INB's ratio of 12.51% is about 25% higher than the FDIC's threshold for being well capitalized.

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington. INB operates seven branches in Spokane County, Washington, one branch in Walla Walla, Washington (which is scheduled to close May 29, 2009) and four branches in North Idaho (Kootenai County). INB specializes in meeting the financial needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private banking products and services. The Company's stock is quoted on the OTC Bulletin Board, http://www.otcbb.com/, and by other financial reporting services under the symbol "NBCT."

Forward-Looking Statements

This report contains forward-looking statements, which are not historical facts and pertain to the Company's future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President and CEO
          (509) 456-8888